EXHIBIT 10.1
EMPLOYMENT AGREEMENT
          THIS AGREEMENT (“Agreement”) is made as of November 21, 2005 between Spanish Broadcasting System, Inc., a corporation existing under the laws of Delaware with offices located at 2601 South Bayshore Drive, PH #2, Coconut Grove, Florida 33133 (“SBS”), and Cynthia Hudson-Fernandez (hereinafter referred to as “Employee”), an individual whose principal place of residence and mailing address is 9025 SW 59th Court, Pinecrest, FL 33156.
RECITALS
          WHEREAS, SBS is the owner and/or operator of certain Spanish-language radio stations serving key Hispanic markets throughout the country; and
          WHEREAS, SBS plans to expand its business to include production and distribution of Spanish language television programming through the acquisition of one or more television stations including WSBS-TV in Miami, Florida (the “Miami Station”) and elsewhere; and
          WHEREAS, SBS also owns and operates La Musica.com, a Spanish-language Internet portal and other internet websites (“New Media”); and
          WHEREAS, SBS wishes to engage Employee, and Employee wishes to become engaged to perform services for SBS as Executive Vice President and Chief Creative Officer of the Miami Station and New Media during the term of and pursuant to the terms and conditions set forth in this Agreement;
          NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties understand and agree as follows:
     1. Employment. Employee shall be employed to perform services as Executive Vice President and Chief Creative Officer for the Miami Station and New Media. Employee shall report to and be directed by SBS’ Chief Executive Officer (“CEO”) and/or his designee. Employee’s services will be rendered subject to and in accordance with the policies, controls, rules and procedures of SBS, and Employee shall be based in Miami, Florida during the Term of this Agreement.
     2. Specific Duties and Services. Employee shall devote all of her business time, effort and energy exclusively to the business of SBS and the Miami Station and New Media, and shall not serve as an active principal or a director, officer, employee or consultant of any other company or entity or undertake any duties or projects not directly related to the businesses referenced above without the prior written consent of SBS’ CEO. Notwithstanding the foregoing, the parties agree that Employee owns prior copyrighted work, as detailed in Schedule 6.1 attached hereto as Exhibit B, and incorporated herein (the “Excluded Intellectual Property”), which may be sold during the term of this Agreement, and that such work does not form part of this Agreement, and is owned solely by Employee and the Companies (as defined in paragraph 6 herein). Employee shall be responsible for: administrative oversight of the Miami Station and New Media; overseeing content conceptualization, creation, production, distribution and development planning for the Miami Station; formulating and implementing strategies for the synergistic sharing of content among the various SBS units, particularly radio and television; utilizing and repackaging of proprietary content for the explicit purpose of creating new business opportunities, particularly for New Media and/or other technological applications; achieving scale through increased outlets/distribution; exploiting all available internal (SBS) and external modes of promoting and advancing SBS’ proprietary content, including industry functions; and implementing sales strategies designed to maximize profitability. It is agreed and understood that only the department heads, managers and directors of the various divisions comprising the Miami Station and New Media will have direct reporting responsibilities to the EVP/CCO of SBS.
     3. Term. The term of this agreement shall be from January 3, 2006 through and including July 2, 2006 (the “Initial Term”); provided however, that the Company shall have the option, at its sole discretion, of extending the Initial Term for an additional period of two and a half years commencing July 3, 2006 through and including January 2, 2009 (the “Option Term”) by providing written notice of such to Employee before the expiration of the Initial Term. If the Company decides not to extend the Initial Term, the Company shall pay Employee a lump sum severance payment in an amount equal to six (6) months of salary as such salary in detailed in Exhibit A. In addition to the foregoing, Company shall have the option, at its sole discretion, of extending the Option Term for an additional one (1) year period (the “Renewal Term”) by providing Employee written notice of such to Employee six (6) months before the expiration of the Option Term. For sake of convenience only, the Initial Term, the Option Term and the Renewal Term are hereinafter collectively referred to herein as the (“Term”).
     4. Compensation and Benefits.
          (a) Base Salary: See Compensation Rider “Exhibit A” attached hereto and made a part hereof.
          (b) Bonus Compensation: See Compensation Rider “Exhibit A” attached hereto and made a part hereof.
          (c) Employee Stock Options: See Compensation Rider “Exhibit A” attached hereto and made a part hereof.
          (d) Benefits. Upon execution of this Agreement, Employee shall be provided comparable health care coverage, vacation four (4) weeks vacation, sick leave, and a personal assistant chosen by the Employee with an initial base salary not to exceed $ 45,000.00 US Dollars, eligibility to participate in the company’s 401(k) and other benefits extended to management level employees of SBS; however the personal assistant to be chosen shall not be entitled to management level benefits.

          (e) Expenses. SBS shall reimburse Employee for reasonable business and entertainment expenses that she incurs including a cell phone and its monthly usage charges, subject to the approval of SBS’s CFO, which approval shall not be unreasonably withheld.
          (f) Business Travel. Any airline travel required by Employee in her representation of the Company shall be booked exclusively through SBS’ corporate office in business class with no cost to Employee.
     5. Covenants.
          (a) Restrictive Covenant. During the Term, and for a period of twelve (12) months after the earlier termination of this Agreement for any reason, Employee shall not render services in any capacity, including but not limited to rendering services as corporate officer or executive, general manager, sales manager, account executive, on-air talent, host, producer, program director, program executive or consultant, of any media entity or network (including radio, television, cable, internet, satellite, wireless), for any “Competitive Business,” (i) in any area in which SBS owns, leases or programs a media outlet, at any time during Employee’s employment with SBS (the “Territory”) and (ii) that broadcasts or transmits its content primarily in the Spanish-language. Competitive Business shall also include all over-the-air, satellite, cable and Internet radio and television providers. It is specifically understood by Employee that SBS, the SBS Stations and SBS-affiliated television facilities or stations, if any, within the Territory are intended beneficiaries of the restrictive covenants contained in this Section.
          The parties agree that it will be deemed a violation of this section for Employee to render services, directly or indirectly, to any company that is in the business of owning, leasing or programming radio or television stations that broadcast primarily in the Spanish language, if Employee’s duties or activities include responsibility for or relate in any significant manner to one or more of that company’s stations that are competitive with one or more of the SBS Stations.
          Notwithstanding the foregoing, it is agreed and understood that this restrictive covenant does not apply to the Initial Term of this Agreement. In addition, as compensation for this restrictive covenant, if Employee is terminated under this Agreement, after the Initial Term, by the Company for any reason except termination for death, the Company will (a) pay a lump-sum severance in an amount equal to one (1) year of the Employee’s then current salary as set forth in Exhibit A and any bonus earned at the time of termination.
          (b) Solicitation or Interference. During the term of this Agreement or for a period of twelve (12) months after the earlier termination hereof by either party for any reason, Employee shall not:
               (i) in any manner hire, attempt to hire or otherwise induce any employee, agent, representative, customer, former customer, or any other person or concern, dealing with or in any way, directly or indirectly, associated with SBS or the SBS Stations, to terminate such dealings or association nor;

               (ii) do anything, directly or indirectly, to interfere in any fashion with such relationship between SBS or the SBS Stations, on the one hand, and any such person or concern, on the other.
          (c) Non-Disclosure of Proprietary Information. Employee shall not disclose the trade secrets or confidential and proprietary information of SBS or SBS Stations (“Confidential Information”), whether during the employment term or thereafter. The parties understand and agree, moreover, that nothing contained herein shall prevent Employee from disclosing: (1) information required to be disclosed pursuant to compulsory legal process, provided that Employee shall give SBS immediate notice of such process prior to disclosure; (2) information which was in Employee’s lawful possession at the time of or prior to its submission to Employee by SBS; or (3) information which is in the public domain. For purposes of this paragraph, Confidential Information shall mean information which is treated as confidential by SBS or any of the SBS Stations, and is not generally known or available in or to the public.
          (d) SBS’s Right of First Refusal to Match Competing Offer. Without compromising in any way SBS’s rights under this Section 5 or under law, SBS shall have a right of first refusal to match all bona fide competing offers (and if Employee shall be ready, willing, and able to accept such competing offer) for Employee’s services at any non-SBS entity wherever located (“competing offers”) after the expiration of this Agreement. No less than forty-five days (45) prior to the expiration of this Agreement, Employee shall provide to SBS written notification of the terms and conditions of offers for her services after the expiration of this Agreement. No less than thirty (30) days prior to the expiration of this Agreement SBS shall provide to Employee written notification of whether it intends to match each and every material term of each and every bona fide competing offer. If SBS declines to match each and every material term of a bona fide competing offer, Employee shall be free to accept that competing offer and to begin employment after the period of time as described in Section 3 has expired. The right of first refusal contained in this Section 5(d) shall not apply to any conduct other than the performance of “services” as defined in Section 1. For purposes of this Agreement, the phrase “material term” shall mean any and all conditions of the engagement of Employee contained in or contemplated by, this Agreement.
          (e) Employee Fidelity. Employee agrees that during the term of this Agreement Employee will not, directly or through third-party intermediaries, initiate or invite contact with, or solicit or entertain offers or proposals of employment from, employers that compete with SBS or the SBS Stations, wherever located. Employee expressly acknowledges that a breach of this covenant of fidelity shall constitute grounds for termination for cause under Section 10.
          (f) Injunctive Relief. Employee acknowledges that by virtue of her position with SBS, Employee will be given access to SBS’s and the SBS Stations’ trade secrets and Confidential Information. Employee further acknowledges that any breach of this Section 5 shall cause irreparable injury to SBS and the SBS Stations, and that in the event of such breach SBS and the SBS Stations shall be entitled to temporary and permanent injunctive relief against Employee and any persons or entities acting in concert with Employee in addition to any other legal and equitable remedies to which SBS and the SBS Stations may be entitled. Employee further acknowledges that the covenants contained in this Section 5 are reasonable and necessary to protect the legitimate business interests, trade secrets and Confidential Information of SBS and the SBS Stations, that SBS and the SBS Stations expend significant time and expense in developing and protecting their trade secrets and Confidential Information, and that SBS’ willingness to employ Employee is contingent upon Employee agreeing to this Section 5.
          (g) Construction and Survival. Employee hereby agrees that each provision in this section shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Section 5 shall for any reason be held to be excessively broad as to geography, time, activity or subject so as to be illegal or unenforceable at law or equity, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them so as to be enforceable to the maximum extent comparable with applicable law. It is the intent of the parties that this section be enforced to the greatest extent allowable in law or equity. The terms of this Section 5, shall survive the termination or expiration of Employee’s employment and this Agreement, but only to the extent of the time limitations as set forth herein.
          (h) Possession of Confidential Information. Employee covenants that she has not removed any confidential or trade secret documents from her prior employer, that she does not have in her possession any such documents, and that she will not disclose to SBS or any of the SBS Stations any trade secret or Confidential Information of her prior employer.
     6. Property Rights.
          (a) All broadcasts, airchecks, recordings, streamings or transmissions, prerecorded or otherwise, whether by radio, television, internet, satellite, cable, wireless, or other electronic media, of any and all programming of SBS or the SBS Stations’ and its commercials, data, copy, written and recorded materials, as well as all recordings, characters, personalities, and all content if applicable, created by Employee at any time during the term of this Agreement or any extension thereof, including without limitation the Employee’s work product, are and shall be the exclusive property of SBS and the SBS Stations (“Property Rights”). SBS and the SBS Stations own or shall own all right, title and interest throughout the Universe in any of Employee’s and SBS’ and the SBS Stations’ work product and all copyright, trademark and other intellectual property rights in and related thereto (“Intellectual Property”). Programs, formats material, characters, personalities and skits created by or for Employee during her employment with SBS may only be used by Employee during the Term of this Agreement or any extension thereof, although SBS, as owner of the Property Rights and Intellectual Property, may use them in any manner at any time in SBS’s sole discretion. All documents or other tangible property and concepts or inventions, including internet, television, and other electronic media, relating in any way to the business of SBS or the SBS Stations which are conceived or generated by Employee or come into Employee’s possession during or by virtue of her employment with SBS shall be and remain the property of SBS and the SBS Stations. Employee must return all such documents and tangible property to SBS on termination of this Agreement for any reason or at such earlier time as SBS may request in writing.

          (b) Employee acknowledges and agrees that Employee is and has been retained by SBS to create work product and on a work-made-for-hire basis for SBS. Insofar as the authorship and ownership of all right, title and interest in and to any part of the work product and any portion of the Intellectual Property are not deemed to vest in or be owned by SBS as a work-made-for-hire or by operation of law or otherwise, Employee agrees to and hereby does during the term hereof assign, sell, transfer, grant and convey to SBS (without the necessity of any further consideration, documentation or further acts by either party) the entirety of whatever right, title and interest Employee has in the Intellectual Property in any and in all media throughout the Universe and in perpetuity. At SBS’ request, Employee shall execute any documents reasonably required by SBS to confirm, establish, record, file applications for, renew or maintain SBS’ rights and ownership in the Intellectual Property worldwide and will cooperate fully with SBS in connection with any or all of these efforts.
          (c) Employee waives any right and claim Employee may have in any jurisdiction throughout the Universe in or to any moral rights or rights of “droit moral” with respect to any portion of the Intellectual Property and confirms that SBS shall have the right, in addition to other rights and notwithstanding the termination of Employee’s employment for any reason, to make or have made and to own enhancement, derivative works and other modifications to any part of the Intellectual Property in any and all media in perpetuity.
          NOTWITHSTANDING THE FOREGOING, it is agreed and understood that the Employee is an inactive shareholder in So Be It! Films, a film and production company and an inactive shareholder in Hyphen Strategy Media, a Marketing and PR agency, both of which have certain proprietary creative projects (“Projects”) including novella treatments and story ideas, film scripts, T.V. treatments and book and magazine projects -all of which are set forth more fully in Schedule 6.1 herein below-that are being represented by the above-mentioned Florida Corporations (the “Companies”) and will remain the sole property of the Employee and the Companies.
     7. Resolution of Disputes.
          Employee acknowledges and agrees that the provisions of Section 6 are reasonable and necessary for protection of SBS and the SBS Stations, and that SBS and the SBS Stations will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, money damages from Employee’s breach of Section 6 would be difficult, if not impossible, to calculate and the most appropriate relief in the event of Employee’s breach would be injunctive relief. Nothing contained herein shall be deemed to prohibit SBS or the SBS Stations, for any such breach, from instituting or prosecuting any other proceeding in any court of competent jurisdiction, in either law or equity, to obtain damages for any breach of this Agreement. All remedies given to SBS and the SBS Stations by this Agreement shall be construed as cumulative remedies and shall not be alternative or exclusive remedies.
     8. Compliance with Section 508 of the Communications Act of 1934.
          Employee shall comply with the provisions of Section 508 of the Communications Act of 1934, as amended, in that she will not accept money or any valuable consideration, including services, for the broadcast of any matter by the Stations and in that she will promptly complete the Annual Statement and Questionnaire and promptly return it to SBS. Without limiting SBS’s right to terminate for any other cause, SBS shall have the right, upon violation of this provision by Employee, immediately to terminate this Agreement and Employee’s employment hereunder for cause.
     9. Termination.
     (a) Without Cause. SBS may terminate the Agreement, during the Option and Renewal Terms, and Employee’s employment hereunder, without “Cause” (as defined below) at any time for any reason upon written notice, in which event SBS shall pay to Employee in one lump sum, on the effective date of such termination, as liquidated damages an the amount equivalent to twelve (12) months of Employee’s then current Base Salary and any Bonuses earned to the date of Employee’s notice of termination.
     (b) For Cause by SBS. SBS may terminate this Agreement, and Employee’s employment hereunder, For Cause at any time upon two (2) week’s prior written notice (or in the alternative, upon the tender of two (2) week’s Base Salary, less applicable withholdings, in lieu of such written notice), in which event SBS’ sole obligations to Employee shall be to pay to Employee in one lump sum, on the effective date of such termination, any unpaid Base Salary and any Bonuses earned to the date of the termination.
     The term “For Cause” shall be defined to include, but shall not be limited to the following:
     (i) death of Employee;
     (ii) Employee disability which prevents Employee from performing his duties hereunder for twelve (12) consecutive weeks or for a total of sixteen (16) weeks in any one-year period (a “Disability”);
     (iii) failure to comply with any of the material terms and conditions of this Agreement;
     (iv) failure to perform any reasonable duties assigned to Employee by SBS’ CEO;
     (v) failure to comply with any rule, regulation, guideline or policy of the FCC or other governmental agency with jurisdiction over SBS;
     (vi) repeated or sustained absence from her place of employment (not due to a Disability or an SBS approved vacation or other absence or leave);
     (vii) conviction of any felony or misdemeanor, other than a traffic violation, involving moral turpitude;
     (viii) engaging in “payola” or “plugola” practices;

     (ix) use of illegal drugs or alcohol at any time on any property owned or leased by SBS or any SBS Station;
     (x) broadcasting or transmitting, or allowing the broadcast or transmission, of any obscene, prurient, indecent or highly inappropriate material, including the posting of any such obscene, prurient, indecent or inappropriate material on the Miami Station or New Media that have the effect of injuring third parties or subjecting SBS to public ridicule or liability;
     (xi) any violation of company policies prohibiting harassment of any kind.
     10. Miscellaneous.
          (a) Assignment. SBS shall be entitled to assign this Agreement to any assignee; provided, however, that such assignee must agree to be bound by the terms and conditions in this Agreement. Employee may not assign her obligations under this Agreement.
          (b) Notice. Any notice or other communication under this Agreement shall be in writing and shall be considered given when mailed by registered or certified mail, return receipt requested or by a reputable overnight courier or service (i.e., Federal Express) to the parties at the address set forth below (or any other such address as one party may specify by notice to the other).

As to SBS:	Spanish Broadcasting System, Inc.
2601 South Bayshore Drive
Penthouse II
Coconut Grove, Florida 33133
Attn: James A. Cueva, Esq.

With a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, NY 10022-3598
Attn: William Zifchak, Esq.

As to Employee:	Cynthia Hudson-Fernandez
9025 SW 59th Court,
Pinecrest, FL 33156

With a copy to:	Lissette B. Ortiz, P.A.
2121 Ponce de Leon Blvd, Ste 330
Coral Gables, FL 33134
          (c) No Waiver. The failure of either party hereto to object to the failure on the part of the other party to perform any of the terms, provisions, or conditions of this Agreement or to exercise any option or remedy herein given or to require at any time performance on the part of the other party of any term, provision, or condition hereof, or any delay in doing so, or any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver or modification thereof or of any subsequent breach of the same or a different nature nor affect the validity of this Agreement or any part thereof nor the right of either party thereafter to enforce the same not constitute a novation or laches.
          (d) Conformity to Law. If any one or more provisions of this Agreement should ever be determined to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or be invalid or invalidated or unenforceable by reason of any law or statute, then to the extent and within the jurisdiction invalid or unenforceable, it shall be limited, construed or severed and deleted therefrom, and the remaining portions of this Agreement shall survive, remain in full force and effect, and continue to be binding and shall not be affected and shall be interpreted to give effect to the intention of the parties insofar as that is possible.
          (e) Attorney’s Fees. In the event of any action involving this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorney’s fees and disbursements, in addition to any damages.
          (f) Headings. The Headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part of or affect the interpretation of this Agreement.
          (g) Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, since the attorneys for the respective parties have submitted revisions to the text hereof.
          (h) Governing Law. The validity of this Agreement, its interpretation and any disputes arising from, or relating in any way to, this Agreement or the relationship of the parties, shall be governed by the law of the State of Florida without regard to conflicts of law principles thereof and any legal action relating to or arising out of this Agreement shall be commenced and maintained exclusively in the State of Florida in any state court sitting in Dade County, Florida. Employee submits to the exclusive personal jurisdiction of the Florida state court for this purpose, and agrees not to contest the application of the substantive law of the state of Florida to any dispute with SBS under this Agreement.
          (i) Entire Agreement. The Agreement shall constitute the entire agreement concerning the subject matter hereof between the parties, superseding all previous agreements, memoranda of understanding, negotiations, and representations made prior to the effective date of this Agreement. This Agreement shall be modified or amended only by written agreement executed by Employee and SBS.
          (j) Jury Trial Waiver. SBS AND EMPLOYEE SHALL AND HEREBY DO WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO

AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF THIS AGREEMENT.
          (k) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

SPANISH BROADCASTING SYSTEM, INC.

By:	/s/ Raúl Alarcón, Jr.

Raúl Alarcón, Jr.
President/CEO

EMPLOYEE

/s/ Cynthia Hudson-Fernandez

Cynthia Hudson-Fernandez

EXHIBIT A
COMPENSATION RIDER
Cynthia Hudson-Fernandez
     1. Base Salary: Upon execution of this Agreement by both parties, SBS shall pay employee an annual salary in bi-weekly installments as follows (the “Base Salary”):

1st Year	$300,000
2nd Year	$315,000
3rd Year	$330,750
     2. Incentive Compensation: Employee shall be eligible for certain Incentive Compensation as follows:
     A. SBS shall pay Employee a quarterly bonus of Twelve Thousand Five Hundred Dollars ($12,500) in each quarter during the Term of this Agreement only if the Miami Station’s average prime time 18 to 49 ratings Monday through Sunday exceeds WJAN-TV Channel 41’s average prime time 18 to 49 ratings Monday through Sunday in any one of the Nielsen Ratings Sweeps periods (February, May, July or November sweeps periods each a “Sweep Period” and collectively the “Sweeps Periods”) as reported in the Neilson Station Index published by Nielsen Media Research (the “Nielsen Reports”); or if the Miami Station achieves a #3 ranking in Prime time Monday through Sunday among Spanish-language television stations in the Miami-Ft. Lauderdale television market as reported by the Nielsen Reports at any time during the Term of this Agreement; or
     B. SBS shall pay Employee a quarterly bonus of Thirty Seven Thousand Five Hundred Dollars ($37,500) in each quarter during the Term of this Agreement only if the Miami Station’s average prime time 18 to 49 ratings Monday through Sunday exceeds WSCV-TV Channel 51’s average prime time 18 to 49 ratings Monday through Sunday in any one of the Nielsen Ratings Sweeps periods, or if the Miami Station achieves a #2 ranking in prime time Monday through Sunday among Spanish-language television stations in the Miami-Ft. Lauderdale television market as reported in the Neilson Reports at any time during the Term of this Agreement; or
     C. SBS shall pay Employee a quarterly bonus of Fifty Thousand Dollars ($50,000) in each quarter during the Term of this Agreement only if the Miami Station’s average prime time 18 to 49 ratings Monday through Sunday exceeds WLTV-TV Channel 23’s average prime time 18 to 49 ratings Monday through Sunday in any one of the Nielsen Ratings Sweeps periods, or if the Miami Station achieves a #1 ranking in prime time Monday through Sunday among Spanish-language television stations in the Miami-Ft. Lauderdale television market as reported in the Neilson Reports; and

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     D. SBS shall pay Employee a one-time bonus of Fifty Thousand Dollars ($50,000) upon the successful launch of viable New Media units, which includes but is not limited to the revamping of the existing La Musica.com website, revamping of existing station websites and new business entities, as determined by SBS’ CEO in his sole discretion.
     E. For the avoidance of any doubt, the Incentive Compensation set forth in Paragraphs 2A, 2B, and 2C hereinabove are not cumulative.
     3. Multi-Market Expansion
             A. Stock Options.
                         (i) Upon the successful multi-market expansion of SBS’ Miami Station (including, but not limited to, cable, satellite or over-the-air broadcast) as determined by SBS’ CEO, in his sole discretion, and the recommendation of SBS’ CEO to the Compensation Committee of SBS’s Board of Directors (the “Compensation Committee”), Employee shall be eligible to receive, upon approval by the Compensation Committee, stock options (“Options”), to purchase up to 25,000 shares of SBS Class A Common Stock (the “Shares”) pursuant to the terms and conditions of SBS’s 1999 Stock Option Plan. The Options shall have an exercise price equal to the closing price of the Shares on the date on which the Compensation Committee approves the grant of such Option (the “Grant Date”). Subject to the provisions in Paragraph 3.A.(ii) below, the Options shall vest one third l/3rd on each anniversary date hereafter.
                         (ii) In the event the Initial Term, as defined in Paragraph 3 of this Agreement, is not extended, or in the case Employee’s employment with the Company is terminated for any reason, all unexercised options granted pursuant to Section 3.A.(ii) of this Exhibit, whether vested or unvested, shall expire immediately and be rendered null and void.
             B. Salary Increase. In addition to the foregoing, upon the successful multi-market expansion of SBS’ Miami Station (including, but not limited to, cable, satellite or over-the-air broadcast) as determined by SBS’ CEO, in his sole discretion, and the recommendation of SBS’ CEO to the Compensation Committee, SBS shall increase Employee’s Base Salary to Five Hundred Thousand Dollars ($500,000) per year; provided however that in such case the bonuses referred to in Paragraphs 2.A., 2.B., and 2.C. of this Exhibit shall be discontinued effective immediately upon such increase in Base Salary.

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EXHIBIT B
Schedule 6.1
Excluded Intellectual Property Not Subject to this Employment Agreement

Novella Stories and Treatments:	Reality Formats:

1313 Ocean Drive	SoBe Lives

A Little Deceit	Miami Girls

The Fashion Wars	A& M — reality Series

625 Biscayne	Love Guru

Camelia	How to Marry the Man of Your Dreams

La Casa de Las Munecas	The Bawl

La Villana	Maria Garza

Beach Girls	The Room Stylist

The Sisterhood	Latino Icons

Blending In

Stolen Moments	Trademarks Pending

Celebrate Latino Living Magazine

Series/Film Treatments:	Vaqueros

Steven X	SOMOS

Valfierno- the man who stole the Mona Lisa	Latino Icons

Samantha’s Home Videos	Fishi- Fashion

Famous

Flesh

Runaways

The Dynamics

Melba Moore Biopic